EXHIBIT 5.17

CONSENT OF JOSHUA PARSONS

United States Securities and Exchange Commission

Ladies and Gentlemen:

I, Joshua Parsons, Professional Engineer (P.Eng.) and member of the Association of the Engineers and Geoscientists of British Columbia (EGBC), hereby consent to the use of and reference to my name, and the inclusion in the Registration Statement on Form F-10 of New Gold Inc. of the information reviewed and approved by me relating to Mineral Reserves and Mineral Resources as it relates to the New Afton Mine that is of a scientific or technical nature contained therein.

Dated this 13th day of May, 2024

/s/ Joshua Parsons
Name:	Joshua Parsons, P.Eng., member of EGBC